Exhibit 10.1

PERKINELMER, INC.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

(Effective January 1, 2001)

Article 1

PURPOSE AND INTENT

PerkinElmer, Inc. maintains the PerkinElmer, Inc. Supplemental Executive Retirement Plan (the “Plan”) to increase the overall effectiveness of the Company’s executive compensation program to attract, retain and motivate qualified senior executives; to provide retirement benefits more closely related to Total Compensation; and to soften the financial impact of early retirement for Participants. The Plan is intended to be “a plan which is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, and shall be interpreted and administered in a manner consistent therewith.

This amendment and restatement of the Plan is effective January 1, 2001. The rights and benefits, if any, of each Participant who terminates service before January 1, 2001 shall be determined in accordance with the respective provisions of the Plan in effect on the date such Participant separated from service. The original effective date of the Plan was January 1, 1978.

Article 2

DEFINITIONS

Whenever used herein, unless the context clearly indicates otherwise, the following words and phrases shall have the meanings herein specified, and the following definitions shall be equally applicable to both the singular and plural forms of any of the terms herein defined. The masculine pronoun whenever used herein shall include the feminine and neuter genders and the singular number as used herein shall include the plural, and the plural the singular, unless the context clearly indicates a different meaning.

2.1	Actuarial Equivalence means a benefit of equivalent value to the benefit which otherwise would have been provided determined on the basis of the 1971 Group Annuity Mortality Table with no loading, and projected by Scale E, with a one-year age setback for the Participant and a five (5) year age setback for any Beneficiary, and on the basis of an interest rate of 7%. If a lump sum payment is made pursuant to Section 7.4, the single sum present value shall be calculated using the applicable interest rate and applicable mortality table promulgated by the Internal Revenue Service under Code Section 417(e)(3) as in effect on the first day of the calendar year.

2.2	Average Total Compensation means the average annual Total Compensation of a Participant for the highest five (5) successive years of Credited Service for which the Participant is directly compensated by the Company out of the last ten (10) years of such Credited Service prior to age 65 or earlier termination of employment.

2.3	Basic Plan means the PerkinElmer, Inc. Employees Retirement Plan and any other Company retirement plan under which a Participant is entitled to receive benefits.

2.4	Basic Plan Benefit means the annual benefit payable under the Basic Plan in the form of a straight-life annuity at the time of retirement or at age 65, whichever benefit is greater.

2.5	Change In Control means an event or occurrence set forth in any one or more of paragraphs (a) through (d) below (including an event or occurrence that constitutes a Change in Control under one of such subsections but is specifically exempted from another such subsection):

a.	the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) twenty percent (20%) or more of either

(i)	the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or

(ii)	the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change in Control:

(A)	any acquisition directly from the Company (excluding an acquisition pursuant to the exercise, conversion or exchange of any security exercisable for, convertible into or exchangeable for common stock or voting securities of the Company, unless the Person exercising, converting or exchanging such security acquired such security directly from the Company or an underwriter or agent of the Company),

(B)	any acquisition by the Company,

(C)	any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or

(D)	any acquisition by any corporation pursuant to a transaction which complies with clauses (i) and (ii) of paragraph (c) of this Section 2.5; or

b.	such time as the Continuing Directors (as defined below) do not constitute a majority of the Board (or, if applicable, the Board of Directors of a successor corporation to the Company), where the term “Continuing Director” means at any date a member of the Board

(i)	who was a member of the Board on the date of the execution of this Agreement, or

(ii)	who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; provided however, that there shall be excluded from this clause (ii) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board; or

c.	the consummation of a merger, consolidation, reorganization, recapitalization or statutory share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless, immediately following such Business Combination, each of the following two (2) conditions is satisfied:

(i)	all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the “Acquiring Corporation”) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively; and

(ii)	no Person (excluding the Acquiring Corporation or any employee benefit plan (or related trust) maintained or sponsored by the Company or by the Acquiring Corporation) beneficially owns, directly or indirectly, twenty percent (20%) or more of the then-outstanding shares of common stock of the Acquiring Corporation, or of the combined voting power of the then-outstanding securities of such corporation entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to the Business Combination); or

d.	approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

2.6	Committee means the Senior Executive and Governance Committee of the PerkinElmer, Inc. Board of Directors.

2.7	Company means PerkinElmer, Inc. and any subsidiary of which PerkinElmer, Inc. controls 50 percent or more of the voting stock.

2.8	Credited Service shall be determined in accordance with the following:

a.	A Participant shall accrue a full year of Credited Service for each year in which he has at least 2,080 Hours of Service. In any year in which a Participant has less than 2,080 Hours of Service, the Participant shall be deemed to complete 1/12 of a year of Credited Service for each 173-1/3 Hours of Service completed during such year.

b.	Service with a company other than the Company may, at the discretion of the Committee, be deemed to be Credited Service.

c.	If a Participant who has completed ten (10) or more Years of Service becomes a Disabled Participant, the period of disability up to age 65 shall be counted as Credited Service regardless of whether the Participant remains in the employ of the Company.

d.	A Participant shall in no event be deemed to accrue more than one full year of Credited Service with respect to any year.

e.	If the Participant was an Employee of the Company, terminated his Employment and is rehired, the following rules shall apply in determining his years of Credited Service:

(i)	in the case of a Participant who had five (5) or more Years of Service, his years of Credited Service accrued during his prior period of Employment shall be reinstated as of the date of his re-employment; and

(ii)	in the case of a Participant whose Employment terminated before completing five (5) Years of Service, his years of Credited Service accrued during his prior period of Employment shall be reinstated unless the “Break-in-Service” exceeds the greater of: (a) five (5) years, or (b) the number of prior Years of Service.

2.9	Disabled Participant means a Participant who incurs a physical or mental condition which, as determined by the Federal Social Security Administration, renders the Participant eligible to receive disability benefits under Title II of the Federal Social Security Act, as amended from time to time.

2.10	Eligible Spouse means a person who was legally married to the Participant on the date of retirement or, if not retired, the date of death.

2.11	Employee means any person employed by the Company or a successor in a merger or other reorganization.

2.12	Employment means service in the employ of the Company, or a successor in a merger or other reorganization.

2.13	Executive Officer means an officer of PerkinElmer, Inc. at or above the Vice Presidential level, the General Counsel, the Treasurer, the Corporate Controller, Assistant Treasurer, and Assistant Clerk.

2.14	Participant means either an Executive Officer of PerkinElmer, Inc. or any other employee of the Company who is so designated by the Committee.

2.15	Plan Benefit means the annual benefit payable in accordance with the Plan.

2.16	Social Security Benefit means the estimated annual Primary Old Age Insurance Amount which the Participant would be entitled to receive at retirement under the Federal Social Security Act; provided, however, that the Social Security Benefit for a Participant who dies or retires prior to age 65 shall be calculated on such date as if:

a.	the Participant will not receive any future wages which would be treated as wages for purposes of the Federal Social Security Act; and

b.	the Participant had elected to begin receiving Social Security as of the earliest age then allowable to the Participant under said Act.

2.17	Social Security Tax Base means the 35 year average of maximum wages upon which Social Security taxes were based during each of the calendar years ending with the calendar year in which the Employee reaches his Normal Retirement Date (as defined under the Basic Plan), assuming no change in the Social Security maximum taxable wage after the Employee’s termination of Employment. In order to determine the Social Security Tax Base for an Employee who works beyond his Normal Retirement Date, it will be assumed that the Employee’s Normal Retirement Date occurs in the year of termination.

2.18	Surviving Spouse Option means a 50% Joint and Survivor form of payment under which a reduced amount shall be paid to the Participant during his lifetime and the Eligible Spouse, if surviving at the Participant’s death, shall receive a lifetime benefit equal to 50% of the reduced benefit which had been payable to the Participant. The Surviving Spouse Option is the Actuarial Equivalent of the Participant’s Plan Benefit had it been paid in the form of a Lifetime Income Option.

2.19	Total Compensation means the total cash compensation in the form of base salary paid to a Participant by the Company. Total Compensation shall also include incentive awards under the PerkinElmer, Inc. Management Incentive Program. Such incentive awards shall be taken into account for purposes of this Section 2.19 as of the earliest date the Participant could have elected to receive the incentive award in cash.

2.20	Years of Service shall be determined in accordance with the following:

a.	A Participant shall accrue a Year of Service for each Year in which he has 1,000 or more Hours of Service with the Company. Any Year in which the Participant has less than 1,000 but more than 500 Hours of Service shall not constitute a Break-in-Service but will not be considered as a Year of Service. If in any Year, the Participant has less than 500 Hours of Service, he shall incur a Break-In-Service.

b.	A Participant shall be considered as accruing Hours of Service in accordance with his normal work week for each week:

(i)	while on an authorized leave of absence, if at or before the end of such leave, the Participant returns to service, provided however, that a Participant on a leave who fails to return to service at or before the end of such leave, will be considered to have terminated his Employment as of the last day of service with the Company. If, however, such failure to return was due to death, disability, or retirement on his early or normal retirement date, the Participant’s date of termination will be the date on which one of the above occurs;

(ii)	during the one (1) year period following the date on which a Participant is laid off due to a reduction in work force, provided the Participant returns to service within the one-year period following his date of termination. If the Participant does not return to service within said one-year period, whether because he was not recalled or was recalled but did not return to service, the Participant shall be considered to have terminated his service as of the last day of service.

If a Participant terminates his Employment and is rehired, the following rules shall apply in determining his Years of Service:

a.	In the case of a Participant who had five (5) or more Years of Service, his Years of Service accrued during his prior period of Employment shall be reinstated as of the date of his re-employment.

b.	In the case of a Participant whose Employment terminated before completing five (5) Years of Service, his Years of Service accrued during his prior period of Employment shall be reinstated unless the “Break-in-Service” exceeds five (5) years.

In no event shall a Participant be deemed to have more than one Year of Service with respect to any Year.

Article 3

ADMINISTRATION

The Plan shall be administered by the Committee. The Committee shall have the authority to interpret the provisions of the Plan and decide all questions and settle all disputes which may arise in connection with the Plan, all in the sole exercise of its discretion. The Committee may establish operative and administrative rules and procedures in connection therewith, provided that such procedures are consistent with the requirements of Section 503 of ERISA. All interpretations, decisions and determinations made by the Committee shall be final, conclusive and binding on all persons concerned. No member of the Committee who is a Participant may vote or otherwise participate in any decision or act with respect to a matter relating to himself or his beneficiaries. The Committee and the individual members thereof shall be indemnified by the Company against any and all liabilities arising by reason of any act or failure to act made in good faith pursuant to the provisions of the Plan, including expenses reasonably incurred in the defense of any claim relating thereto.

Article 4

PARTICIPATION

4.1	Participation. Each Participant in the Plan on December 31, 2000, shall continue to be a Participant in the amended and restated Plan on January 1, 2001.

The remaining Participants shall be those Executive Officers or other Employees who are both selected by the Committee and are “management” or “highly compensated” employees within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.

4.2	Selection by Committee. Effective July 31, 2000, no Executive Officer or other Employee shall have the right to become a Participant in the Plan unless selected by the Committee in the sole exercise of its discretion.

4.3	Termination of Participation. A Participant’s participation in the Plan shall end upon his termination of service with the Company for any reason or his ceasing to be a management or highly compensated employee. In addition, the Committee may terminate a Participant’s participation in the Plan, but such termination shall not reduce the obligation of the Company to any Participant below the amount to which he would be entitled under the Plan as in effect immediately prior to such termination of participation if his employment with the Company were then terminated.

Article 5

PLAN BENEFITS

5.1	Amount of Plan Benefit. The amount of Plan Benefit payable upon retirement as a monthly retirement income for life to a Participant who, while in the employ of the Company, has both attained age 55 and completed five (5) Years of Service shall be equal to (a) less (b) plus (c) plus (d) calculated as follows:

a.	.85 percent of Average Total Compensation for each year of Credited Service, plus .75 percent of Average Total Compensation in excess of the Social Security Tax Base for each year of Credited Service not exceeding thirty-five (35);

Less

b.	100 percent of the Participant’s Basic Plan Benefit;

Plus

c.	The reduction, if any, to the early retirement benefit payable from the Basic Plan due to the limitations as set forth in Section 415(b) of the Internal Revenue Code of 1986;

Plus

d.	For each Participant listed in Appendix J of the Basic Plan, an amount equal to (i) minus (ii):

(i)	the portion of the Participant’s Basic Plan Benefit determined under Section 4.2(b)(iii) of the Basic Plan payable at age 65,

and

(ii)	the portion of the Basic Plan Benefit determined under Section 4.2(b)(iii) payable as of the date the Participant commences his Plan Benefit.

The benefit payable under the Plan, however, shall in no event be less than (c) above. Years of Service and/or Credited Service after age 65 shall not be counted in determining the Plan Benefit in 5.1(a) above, nor shall any actuarial adjustment be made as the result of either retirement before or after age 65.

5.2	Pre-Retirement Death Benefit. If a Participant who, while in the employ of the Company, had attained age 55 and completed five (5) Years of Service dies prior to retirement, the Participant’s Eligible Spouse, if any, shall be entitled to receive an annual Plan Benefit determined as if the Participant had retired and elected a Surviving Spouse Option on the day before the Participant died.

If a Participant dies while in the employ of the Company prior to attaining age 55, but after the completion of five (5) Years of Service, the Participant’s benefit will be calculated on the date of the Participant’s death; and the Participant’s Eligible Spouse, if any, shall be entitled to receive an annual Plan Benefit in the form of a Surviving Spouse Option commencing on the day the Participant would have attained age 55, if still living.

5.3	Form of Payment. The form of payment shall be selected by the Participant from among the optional forms of payment made available under the Basic Plan. All optional forms of payment shall be the Actuarial Equivalent of a monthly retirement income for life.

5.4	Time of Payment. At the election of the Participant, benefit payments will commence on the first of the month following the month in which the Participant retires, but in no event later than April 1st of the Calendar Year following the Participant attaining age 70½.

5.5	Except as provided in Article 8 and in Section 11.1, the Company shall promptly pay all Participants or Eligible Spouses the benefits due them under the Plan without any right to offset or to delay any benefits pending the outcome of any arbitration, lawsuit or other dispute with any such Participant.

Article 6

VESTING

6.1	Full Vesting. A Participant who both attains age 55 and completes at least five (5) Years of Service while in the employ of the Company shall be 100% vested in his Plan Benefit.

6.2	Termination of Employment. A Participant who terminates employment with the Company before he satisfies both conditions stated in Section 6.1 shall not be entitled to any benefits hereunder.

6.3	Change of Control. Upon a Change in Control, Article 7 may become operative to override the provisions of Sections 6.1 and 6.2.

Article 7

CHANGE IN CONTROL

7.1	Additional Retirement Security. Upon a Change in Control, the provisions of this Article VII shall become operative and shall supersede any conflicting provisions in the Plan unless the Board of Directors of PerkinElmer, Inc. votes not to implement this Article VII within twenty (20) days of the occurrence of the Change in Control.

7.2	Participation Frozen. No new Participants shall be admitted to participation after the occurrence of the Change in Control.

7.3	Accelerated Vesting. Each Participant in the employ of the Company on the date of the Change in Control shall be 100% vested in his Plan Benefit.

7.4	Accelerated Payment of Plan Benefit. Each Participant in the employ of the Company on the date of the Change in Control shall receive a single sum distribution of the Actuarial Equivalent of his Plan Benefit determined as of the Change in Control and paid within forty-five (45) days of the Change in Control.

Article 8

FORFEITURE OF BENEFITS

To the extent permitted by applicable law and notwithstanding anything in the Plan to the contrary, a Participant who acts in a manner prejudicial to the interests of the Company shall forfeit his rights to benefits under the Plan. A Participant shall be deemed to have acted in a manner prejudicial to the interests of the Company if, at any time within one (1) year after termination of employment, the Participant engages in any activity in competition with any business activity of the Company, or inimical, contrary or harmful to the interests of the Company, including, but not limited to:

(i)	conduct related to the Participant’s employment for which either criminal or civil penalities may be sought against the Participant,

(ii)	violation of Company policies, including, without limitation, the Company’s personnel and insider trading policies,

(iii)	accepting employment that is in competition with or acting against the interests of the Company,

(iv)	employing or recruiting any present, former of future employee of the Company,

(v)	disclosing or misusing any confidential information or material concerning the Company, or

(vi)	participating in a hostile takeover attempt, tender offer of proxy contest.

If this Article 8, or any portion thereof, is held to be illegal, invalid, or unenforceable under present or future law, and not subject to reformation, then such provision shall be fully severable, and the remaining provisions of the Plan shall remain in full force and effect and shall not be affected by the severed provision or by its severance.

Article 9

AMENDMENT OR TERMINATION

The Company intends the Plan to be permanent but reserves the right to amend or terminate the Plan upon action of the Board of Directors of PerkinElmer, Inc. Any amendment approved by the board must be in writing and be executed by the officer authorized to take such action. An amendment shall be effective when approved by the board in its resolution. No amendment or termination shall directly or indirectly deprive any current or former Participant or beneficiary of all or any portion of any benefit payment which has commenced prior to the effective date of such amendment or termination or which could be payable if the Participant terminated employment for any reason, including death, immediately prior to the effective date such amendment or termination.

Article 10

CLAIMS PROCEDURES

10.1	General. Any claim for benefits under the Plan shall be filed by the Participant or beneficiary (claimant) of the Plan on the form prescribed for such purpose with the Committee, or in lieu thereof, by written communication which is made by the claimant’s authorized representative in a manner reasonably calculated to bring the claim to the attention of the Committee.

10.2	Denials. If a claim for a Plan benefit is wholly or partially denied, notice of the decision shall be furnished to the claimant by the Committee within a reasonable period of time after receipt of the claim by the Committee.

10.3	Notice. Any claimant who is denied a claim for benefits shall be furnished written notice setting forth:

(a)	the specific reason or reasons for the denial;

(b)	specific reference to the pertinent Plan or provision upon which the denial is based;

(c)	a description of any additional material or information necessary for the claimant to perfect the claim; and

(d)	an explanation of the Plan’s claim review procedure.

10.4	Appeals Procedure. To appeal the denial of a claim, a claimant or his duly authorized representative:

(a)	may request a review by written application to the Company’s board of directors, or its designate, not later than sixty (60) days after receipt by the claimant of written notification of denial of claim;

(b)	may review pertinent documents; and

(c)	may submit issues and comments in writing.

10.5	Review. A decision on review of a denied claim shall be made not later than sixty (60) days after receipt of a request for review, unless special circumstances require an extension of time for processing, in which case a decision shall be rendered within a reasonable period of time, but not later than 120 days after receipt of a request for review. The decision on review shall be in writing and shall include the specific reason(s) for the decision and the specific reference(s) to the pertinent Plan provisions on which the decision is based.

10.6	Arbitration. Any controversy or claim arising under or relating to a claim for benefits under the Plan shall be resolved by binding arbitration in accordance with the rules and procedures of the American Arbitration Association. The Plan shall not be required to submit any such claim or controversy until the claimant has first exhausted the procedures described in Section 10.5 although the Committee may voluntarily do so at any point in processing an appeal from a prior claim denial or other disputed benefit determination.

The Company shall bear all costs of an arbitration, except that the arbitrator shall have the power to apportion among the parties other expenses such as prehearing discovery, travel costs and attorney’s fees. The decision of the arbitrator shall be final and binding on all parties and judgment on the arbitrator’s award may be entered in any court of competent jurisdiction.

Article 11

GENERAL PROVISIONS

11.1	Plan Not Funded. The Plan is intended to be and shall be construed and administered as an employee pension benefit plan under Section 3(2)(A) of ERISA which is unfunded and maintained by the Company solely to provide deferred compensation to a “select group of management or highly compensated employees” within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA. The obligation of the Company to make payments under the Plan constitutes nothing more than an unsecured promise of the Company to make such payments. No Participant, beneficiary or any other person shall have any interest in any particular assets of the Company by reason of the right to receive a benefit under the Plan and any such Participant, beneficiary or other person shall have only the rights of a general unsecured creditor of the Company with respect to any rights under the Plan. PerkinElmer, Inc., in its sole discretion, may create one or more trusts to hold assets of the Plan and to provide for the payment of benefits. PerkinElmer, Inc. shall be the owner of each trust and the trust corpus shall be subject to the claims of general creditors in the event of the bankruptcy or insolvency of PerkinElmer, Inc. The trusts shall contain such other terms and conditions as PerkinElmer, Inc. may deem necessary or advisable to ensure that benefits are not includable, by reason of the trusts, in the income of trust beneficiaries prior to actual distribution and that the existence of the trusts does not cause the Plan to be considered “funded” for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended.

11.2	No Guaranty of Benefits. Nothing contained in the Plan shall constitute a guaranty by the Company or any other entity or person that the assets of the Company will be sufficient to pay any benefit hereunder.

11.3	No Enlargement of Employee Rights. No Participant or beneficiary shall have any right to a benefit under the Plan except in accordance with terms of the Plan. Establishment of the Plan shall not be construed to give any Participant the right to be retained in the service of the Company.

11.4	Spendthrift Provision. No interest of any person or entity in, or right to receive a benefit under, the Plan shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind; nor may such interest or right to receive a benefit be taken, either voluntarily or involuntarily, for the satisfaction of the debts or other obligations or claims against, such person or entity, including claims for alimony, support, separate maintenance and claims in bankruptcy proceedings.

11.5	Applicable Law. The Plan shall be construed and administered under the laws of the Commonwealth of Massachusetts.

11.6	Incapacity of Recipient. If any person entitled to a benefit payment under the Plan is deemed by the Company to be incapable of personally receiving and giving a valid receipt for such payment, then, unless and until claim therefor shall have been made by a duly appointed guardian or other legal representative of such person, the Company may provide for such payment or any part thereof to be made to any other person or institution than contributing toward or providing for the care and maintenance of such person. Any such payment shall be a payment for the account of such person and a complete discharge of any liability of the Company and the Plan thereof.

11.7	Corporate Successors. The Plan shall not be automatically terminated by a transfer or sale of assets of the Company.

IN WITNESS WHEREOF, the Company has caused the Plan to be executed by its duly authorized representative this 13th day of December, 2000.

(SEAL)	PERKINELMER, INC.

Attest:

	By:	/S/ TERRANCE L. CARLSON

Its	Its:	Senior Vice President and General Counsel

APPENDIX A

The Plan Benefit payable to Participant Angelo Castellana shall commence effective February 1, 2002 regardless of whether the Participant remains in service with the Company on that date. On the date the Participant separates from service with the Company for any reason, his Plan Benefit shall be recalculated on the basis of his average total compensation, Basic Plan Benefit and years of Credited Service as of the date of termination. This Appendix A shall become inoperative and of no effect if the Participant separates from service for any reason before February 1, 2002.

PerkinElmer, Inc.

Supplemental Executive Retirement Plan

(as amended and restated Effective January 1, 2001)

First Amendment

WHEREAS, PerkinElmer, Inc. a Massachusetts corporation (the “Company”) and Robert A. Barrett (“Executive”) have entered into an employment agreement (the “Agreement”) on even date herewith;

WHEREAS, pursuant to Paragraph 3(c) of the Agreement, the Company and Executive has agreed that Executive will participate in the PerkinElmer, Inc. Supplemental Executive Retirement Plan (the “Plan”) on such terms and conditions as shall be set by the Company; and

WHEREAS, the Agreement has been entered into in order to retain Executive through a period of strategic review and possible disposition of the Fluid Sciences SBU, and the Company wishes to ensure Executive’s retention and motivation as the leader of the Fluid Sciences SBU through the transition period.

NOW WHEREFORE, pursuant to the Agreement, the Plan is, with the consent of the Executive, amended as follows:

A new Appendix B is added to the Plan to read in its entirety as follows:

“Appendix B

Notwithstanding any provision of the Plan to the contrary, the Plan Benefit payable to Participant Robert A. Barrett shall be subject to the following vesting provisions:

1. Such Plan Benefit shall be 100% vested on such Participant’s termination of employment pursuant to Paragraphs 5(b), (c), or (e) of the Participant’s Employment Agreement or upon divestiture of the Fluid Sciences SBU.

2. In the case of Participant’s voluntary termination of employment pursuant to Paragraph 5(a) of the Participant’s Employment Agreement, the following vesting schedule shall apply:

Resignation Date	Vesting Percentage
Prior to January 1, 2004	55%
On or after January 1, 2004	100%

The provisions of the Plan addressing payment and amount of benefits in the event of death, upon a change in control, or in the event of prejudicial acts by the Participant, as well as all other provisions of the Plan, remain unchanged and in full force and effect with respect to the Participant.”

IN WITNESS WHEREOF, this First Amendment has been executed, with the consent of Robert A. Barrett, this 31st day of October, 2002.

PERKINELMER, INC.

By:	/S/ RICHARD F. WALSH
Richard F.Walsh Senior Vice President, Human Resources

Consented to:

I acknowledge that I have read and understand the foregoing First Amendment to the PerkinElmer, Inc. Supplemental Executive Retirement Plan (as amended and restated effective January 1, 2001) (the “Plan”). I fully understand and agree to the terms, validity and enforceability of the First Amendment, notwithstanding the provisions of Section 6.1, Article 9 or any other language to the contrary contained in the Plan, and hereby fully release, waive and discharge the Company from any and all claims for benefits under the Plan relating to the First Amendment and the amended vesting schedule set forth therein, including but not limited to any claims arising under the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. §1001 et seq.

/S/ ROBERT A. BARRETT
Robert A. Barrett

PerkinElmer, Inc.

Supplemental Executive Retirement Plan

(as amended and restated effective January 1, 2001)

Second Amendment

WHEREAS, PerkinElmer, Inc., a Massachusetts corporation (the “Company”) maintains the PerkinElmer, Inc. Supplemental Executive Retirement Plan (the “Plan”);

WHEREAS, the Plan has been historically administered by the committee of the Company’s Board of Directors (the “Board”) charged with responsibilities relating to compensation of the Company’s executive officers; and

WHEREAS, the committee of the Board so charged has, since January 1, 2001, been the Compensation and Benefits Committee.

NOW, WHEREFORE, the Plan is amended as follows, effective January 1, 2001:

1. Section 2.6 is amended in its entirety to read as follows:

“Committee means the Compensation and Benefits Committee of the PerkinElmer, Inc. Board of Directors, or any successor committee charged with responsibility relating to compensation of the Company’s executive officers.”

2. The first three sentences of Article 9 are deleted and replaced with the following language:

“The Company intends the Plan to be permanent but reserves the right to amend or terminate the Plan upon action of the Committee. Any amendment approved by the Committee must be in writing and be executed by an officer of the Company authorized to take such action.”

IN WITNESS WHEREOF, this Second Amendment has been executed this 22nd day of July, 2003.

PERKINELMER, INC.

By:	/S/ TERRANCE L. CARLSON
Terrance L. Carlson Senior Vice President and General Counsel

July 23, 2004

PerkinElmer, Inc.

Supplemental Executive Retirement Plan

(as amended and restated effective January 1, 2001)

Third Amendment

WHEREAS, PerkinElmer, Inc., a Massachusetts corporation (the “Company”) maintains the PerkinElmer, Inc. Supplemental Executive Retirement Plan (the “Plan”); and

WHEREAS, pursuant to the Plan, as previously amended by the First and Second Amendments thereto, the Compensation and Benefits Committee has the power to amend the Plan.

NOW, WHEREFORE, the Plan is amended as follows, effective as of July 23, 2004:

1. Section 2.5 is amended in its entirety to read as follows:

“Change in Control means an event or occurrence set forth in any one or more of clauses (i) through (iv) below (including an event or occurrence that constitutes a Change in Control under one or such clauses but is specifically exempted from another such clause):

(i) the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (a “Person”) of beneficial ownership of any capital stock or the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) 20% or more of either (A) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this paragraph (i), none of the following acquisitions of Outstanding Company Common Stock or Outstanding Company Voting Securities shall constitute a Change in Control: (I) any acquisition directly from the Company (excluding an acquisition pursuant to the exercise, conversion or exchange of any security exercisable for, convertible into or exchangeable for common stock or voting securities of the Company, unless the Person exercising, converting or exchanging such security acquired such security directly from the Company or an underwriter or agent of the Company), (II) any acquisition by the Company, (III) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (IV) any acquisition by any corporation pursuant to a transaction which complies with subclauses (A) and (B) of clause (iii) of this Section 2.5; or

(ii) such time as the Continuing Directors (as defined below) do not constitute a majority of the Board (or, if applicable, the Board of Directors of a successor corporation to the Company), where the term “Continuing Director” means at any date a member of the Board (A) who was a member of the Board on the date of the execution of this Agreement or (B) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that there shall be excluded from this clause (B) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board; or

(iii) the consummation of a merger, consolidation, reorganization, recapitalization or statutory share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless, immediately following such Business Combination, each of the following two conditions is satisfied: (A) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then outstanding securities entitled to vote generally in the election of directors, respectively, of the surviving, resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more other entities) (such resulting or acquiring corporation is referred to herein as the “Acquiring Corporation”) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Stock and Outstanding Company Voting Securities, respectively; and (B) no Person beneficially owns, directly or indirectly, 20% or more of the then outstanding shares of common stock of the Acquiring Corporation, or of the combined voting power of the then-outstanding securities of such corporation entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to the Business Combination); or

(iv) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.”

2. Section 2.8 is amended by adding new subparagraphs f. and g. to read in their entirety as follows:

“f. In the case of a Participant who receives payment of his Plan Benefit following a Change in Control pursuant to Section 7.4, Credited Service shall mean the Participant’s Credited Service as otherwise determined pursuant to (a) through (e) above increased by three (3) additional years.

g. If so provided in an employment agreement in effect between the Participant and the Company, for purposes of calculating a Participant’s Plan Benefit following his termination by the Company without cause, Credited Service shall mean the Participant’s Credited Service as otherwise determined pursuant to (a) through (e) above increased by the period of months or years provided in the Participant’s employment agreement.”

3. Section 2.13 is amended in its entirety to read as follows:

“Executive Officer means an officer of the Company.”

4. Section 2.14 is amended in its entirety to read as follows:

“Participant means an individual who participates in the Plan in accordance with Article 4.”

5. So much of Section 5.1 as precedes (a) is amended in its entirety to read as follows:

“Amount of Plan Benefit. The amount of Plan Benefit payable upon retirement as a monthly retirement income for life to a Participant who, while in the employ of the Company, has both attained age 55 and completed five (5) Years of Service (or to a Participant who becomes entitled to payment of his Plan Benefit pursuant to Article 7) shall be equal to (a) less (b) plus (c) plus (d) calculated as follows:”

6. The last paragraph of Section 5.1 is amended in its entirety to read as follows:

“The benefit payable under the Plan, however, shall in no event be less than (c) above. No actuarial adjustment shall be made as the result of either retirement before or after age 65.”

7. Section 7.1 is amended in its entirety to read as follows:

“Additional Retirement Security. Upon a Change in Control, the provisions of this Article 7 shall become operative and shall supersede any conflicting provisions in the Plan.”

8. Section 7.4 is amended in its entirety to read as follows:

“Plan Benefits; Payment. Each Participant in the employ of the Company on the date of the Change in Control shall receive, within forty-five (45) days of the Change in Control, a single sum distribution of the Actuarial Equivalent of his Plan Benefit determined as of the Change in Control taking into account paragraph (f) of Section 2.8.”

9. The last paragraph of Section 10.6 is amended in its entirety to read as follows:

“The costs of any such arbitration shall be borne equally by the Company and the claimant. Each party shall be responsible for its own legal expenses. The decision of the arbitrator shall be final and binding on all parties and judgment on the arbitrator’s award may be entered in any court of competent jurisdiction.”

IN WITNESS WHEREOF, this Third Amendment has been executed this 23rd day of July, 2004.

PERKINELMER, INC.

By:	/S/ RICHARD F. WALSH
Richard F. Walsh Senior Vice President, Human Resources